NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 14, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 31, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger bewteen BM Technologies, Inc. and Double Eagle Acquisition Corp, Inc., a wholly-owned subsidiary of First Carolina Bank, became effective after the close on January 31, 2025. Each share of BM Technologies, Inc. Class A Common Stock was converted into USD 5.00 in cash. Each Warrant of BM Technologies, Inc, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50, will, at the Effective Time, become exercisable to receive, upon payment of the applicable exercise price, the Merger Consideration that such warrant holder would have received if such Warrant had been exercised by paying the exercise price in respect thereof in cash immediately prior to the Effective Time; provided that, if a holder of a Warrant properly exercises such Warrant within 30 days following the public disclosure of the consummation of the Merger, the Warrant Price with respect to such Warrant will be reduced by an amount (but in no event less than zero) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value, pursuant to the terms of the Warrant Agreement. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 03, 2025.